UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 18, 2009, YRC Worldwide Inc. (the “Company”) announced that it entered into a Contribution Deferral Agreement (as defined below) and successfully concluded an amendment to its Credit Agreement (as defined below). A copy of the news release announcing the successful conclusion of the agreements is attached hereto as Exhibit 99.1.

Contribution Deferral Agreement

On June 17, 2009, YRC Inc., USF Holland Inc., USF Reddaway Inc. and New Penn Motor Express, Inc., all subsidiaries of the Company (the “Primary Obligors”), entered into a Contribution Deferral Agreement (the “Contribution Deferral Agreement”) with the Central States, Southeast and Southwest Areas Pension Fund (the “Central States Pension Fund”) and Wilmington Trust Company, as agent. The Central States Pension Fund is the largest of the Company’s International Brotherhood of Teamsters (“IBT”) multiemployer defined benefit pension funds, representing approximately 58 percent of the company’s pension funding obligations. Other IBT pension funds (each of the Central States Pension Fund and such other pension funds a party to the Contribution Deferral Agreement, a “Fund”, and collectively, the “Funds”) may execute a joinder agreement to become a party to the Contribution Deferral Agreement.

Deferred Pension Payments

The Central States Pension Fund agreed that the Primary Obligors could defer the payment to it of approximately $83 million of contributions (the “Central States Deferred Pension Payments”) that were originally due on or before June 15, 2009. The Company is working to finalize discussions with other Funds to defer approximately $50 million of contributions owed to such Funds and have such Funds agree to the terms of the Contribution Deferral Agreement (all such deferred pension payments collectively with the Central States Deferred Pension Payments, the “Deferred Pension Payments”). As other Funds become a party to the Contribution Deferral Agreement, the amount of Deferred Pension Payments would increase by the second quarter 2009 contributions due to those Funds. The Funds also agreed that the deferral of Obligations (as defined below) would not be used in any determination that any Obligor (as defined below) or any ERISA affiliate has incurred complete or partial withdrawal from any such Funds or is otherwise subject to withdrawal liability.

Interest will accrue on the Deferred Pension Payments owed to each Fund at the applicable interest rate set forth in the trust documentation that governs the Fund. The interest rate for the Central States Pension Fund is equal to prime plus two percent. Interest from the original due date of the Deferred Pension Payments owed to each Fund through the date a Fund becomes a party to the Contribution Deferral Agreement with respect to any such Deferred Pension Payment will be capitalized, compounded and added to the applicable Deferred Pension Payments (such compounded interest and Deferred Pension Payments, collectively, the “Obligations”). Interest on the Obligations will accrue monthly, and commencing on July 15, 2009, will be payable in arrears on the 15th day of each calendar month.

The Primary Obligors will pay the Obligations in (i) payment of $3,571,405 on or before June 30, 2009 and thereafter (ii) the balance in thirty-six equal monthly installments payable on the 15th day of each calendar month commencing on January 15, 2010 (or such later dates as the applicable Fund may agree).

Collateral

In exchange for the deferral of the Obligations, certain of the Companies subsidiaries (the “Obligors”) will pledge identified real property to the Funds so that the Funds have a first priority security interest in certain of the identified real property (the “First Priority Collateral”) and a second priority security interest in other identified real property (the “Second Priority Collateral”) located throughout the United States and Mexico. The Company’s lenders under the Credit Agreement will continue to have a first priority security interest in the Second Priority Collateral and a second priority security interest on substantially all of the First Priority Collateral, which in each case is subject to the terms and conditions of an intercreditor agreement among the parties.

Prepayments

The Primary Obligors must prepay the Obligations on a ratable basis to the Funds (i) with the net cash proceeds from the sale of First Priority Collateral or (ii) to the extent that Liquidity (as defined in the Credit Agreement as in effect on the date hereof) of the Company is greater than $250 million, an amount equal to such excess (the “Excess Amount”); provided, that, Liquidity shall be equal to $250,000,000 after giving effect to such payment and no payment shall be required until the Excess Amount is equal to or greater than $1 million at any time. The Primary Obligors may voluntarily prepay the Obligations at any time without premium or penalty. However, pursuant to the terms of the Credit Agreement, the Company and its subsidiaries may not voluntarily prepay the Obligations (except for the Allowed Pension Fund Prepayment as defined below) until August 15, 2009 and any such prepayment must be with (i) the net cash proceeds from the issuance of common stock or other equity interests of the Company or (ii) the issuance of common stock or other equity interests of the Company.

Subsidiary Guarantors

The Obligors that are not the Primary Obligors will guarantee and/or provide collateral to secure the Obligations. Recourse by the Funds under the guarantee with respect to any guarantor is limited to the guarantor’s owned real property subject to a mortgage for the benefit of the Funds.

Covenants

The Contribution Deferral Agreement includes a limited number of affirmative and negative covenants. The Obligors cannot sell First Priority Collateral without the consent of the Funds representing a majority of the outstanding Deferred Pension Payments (such consent not to be unreasonably withheld, delayed or conditioned) unless the cash consideration received for such collateral is equal to or greater than 100 percent of the gross book value of such First Priority Collateral.

The Obligors shall not (i) provide collateral (other than the collateral granted pursuant to the Contribution Deferral Agreement) securing obligations owed by any Obligor to any IBT pension fund similarly situated to the Funds (including IBT pensions funds not a party to the Contribution Deferral Agreement) or (ii) make payments in respect of pension contributions owed to any IBT pension fund similarly situated to the Funds to the extent such IBT pension fund does not become a party to the Contribution Deferral Agreement (other than payments approved by the Funds that are owed a majority of the Deferred Pension Payments (such approval not to be unreasonably withheld, delayed or conditioned)).

Events of Default

The Contribution Deferral Agreement includes customary events of default, including nonpayment of the Deferred Pension Payments, materially incorrect representations and warranties, breaches of the covenants and bankruptcy related events (each, an “Event of Default”). Upon and during the continuance of an Event of Default, the Funds that are owed a majority of the Deferred Pension Payments may direct the Agent to pursue remedies with respect to the collateral, including foreclosure, subject to the terms of the intercreditor agreement. Any Fund may declare its Deferred Pension Payments due and payable upon the occurrence and during the continuance of an Event of Default and pursue remedies (other than remedies with respect to the Collateral).

Credit Agreement Amendment

On June 17, 2009, the Company and certain of its subsidiaries entered into Amendment No. 7 to the Credit Agreement (the “Credit Agreement Amendment”), which amends the Credit Agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent (the “Administrative Agent”), and the other lenders that are parties thereto. The Credit Agreement continues to provide the Company with a $950 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies and for letters of credit, subject to restrictions on access to the Revolver Reserve Amount (as defined below), and a senior term loan in an aggregate outstanding principal amount of approximately $111.5 million.

Escrow Termination, Prepayments and Borrowings

Prior to the Credit Agreement Amendment, the Company and its subsidiaries had deposited approximately $73 million of net cash proceeds from real estate assets sales into an escrow account (the “Escrow Account”). On June 17, 2009, (i) all funds in the Escrow Account (except for $3,571,405 that was released to the Company to prepay the Obligations under the Contribution Deferral Agreement on or before June 30, 2009 (the “Allowed Pension Fund Prepayment”)) were released to the Administrative Agent to prepay the revolving loans under the Credit Agreement (without a corresponding permanent reduction of the revolving commitments) and (ii) the agreement governing the Escrow Account was terminated.

Prior to the Credit Agreement Amendment, for any real estate asset sale (other than the sale and lease back transaction with NATMI Truck Terminals, LLC) the net cash proceeds of which, together with the aggregate amount of net cash proceeds from all such asset sales occurring on or after January 1, 2009 but on or before July 15, 2009, were less than or equal to $300 million, 50 percent of such proceeds was used to prepay outstanding revolving loans under the Credit Agreement (without a corresponding permanent reduction of the revolving commitments) (the “Revolver Reserve Amount”) and the remaining 50 percent was deposited into the Escrow Account.

Due to the release of funds from, and the termination of, the Escrow Account, for any such real estate asset sale that closes on or after June 17, 2009 the net cash proceeds (after deduction for prepayments of a portion of the Obligations pursuant to the Contribution Deferral Agreement) of which, together with the aggregate amount of net cash proceeds from all such asset sales occurring on or after January 1, 2009 and on or prior to July 15, 2009, is less than or equal to $300 million, 100 percent of such proceeds will be used to prepay outstanding revolving loans under the Credit Agreement (without a corresponding permanent reduction of the revolving commitments) with 50 percent of such proceeds added to the Revolver Reserve Amount. At 12:00am on July 16, 2009, the revolving commitments under the Credit Agreement will be permanently reduced by an amount equal to the Revolver Reserve Amount. In addition, prior to July 16, 2009, the Company may only borrow funds or request the issuance of letters of credit from the Revolver Reserve Amount under the Credit Agreement with the approval of lenders with at least two-thirds of the aggregate revolving loan and term loan exposure and unused commitments.

If the Company, its domestic subsidiaries (other than Yellow Roadway Receivables Funding Corporation) and YRC Assurance Co. Ltd, collectively, have more than $150 million in Permitted Investments (as defined in the Credit Agreement) as of any business day (the “Allowable Permitted Investments”), then the Company must prepay the outstanding revolving loans under the Credit Agreement in an amount equal to such excess (without a corresponding permanent reduction of the revolving commitments) the next business day. In addition, the Company may only borrow funds or request the issuance of letters of credit under the Credit Agreement to the extent that the Allowable Permitted Investments are less than $150 million.

Collateral

In addition to the first priority liens on identified owned real property that the lenders under the Credit Agreement previously authorized the Company and its subsidiaries to grant to the Funds to secure the Obligations under the Contribution Deferral Agreement, the Credit Agreement Amendment permits the Company and its subsidiaries to grant to the Funds second priority liens on additional identified owned real property to secure the Obligations subject to the terms and conditions of an intercreditor agreement among the parties.

Event of Default

The Credit Agreement Amendment provides that it will be an event of default under the Credit Agreement if an event or condition occurs that enables or permits the holder or holders of Obligations under the Contribution Deferral Agreement (or any trustee or agent on a holder’s behalf) to cause such Obligations to become due or require prepayment, repurchase, redemption or defeasance of such Obligations prior to its scheduled maturity (after giving effect to any cure or grace period, amendment or waiver).

Item 7.01. Regulation FD Disclosure

On June 18, 2009, the Company provided an update regarding its sale and financing leaseback transactions and liquidity. A copy of the news release that contains these updates is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	News Release dated June 18, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: June 18, 2009	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated June 18, 2009.

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